Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of the USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund and Subsidiary (“SDCI”), and the USCF Midstream Energy Income Fund (“UMI”) (each a series of the USCF ETF Trust, the “Trust”, and collectively, the “Funds”), as of our report dated August 24, 2021 relating to the consolidated statement of assets and liabilities (SDCI), the statement of assets and liabilities (UMI), including the consolidated schedule of investments (SDCI) and schedule of investments (UMI) as of June 30, 2021, and the related consolidated statements of operations for the year ended June 30, 2021, changes in net assets for the years ended June 30, 2021 and 2020, and financial highlights for the years ended June 30, 2021, 2020 and 2019 and the period from inception (May 2, 2018) through June 30, 2018 (SDCI), and the related statements of operations for the period from inception (March 23, 2021) through June 30, 2021, changes in net assets for the period from inception (March 23, 2021) through June 30, 2021, and financial highlights for the period from inception (March 23, 2021) through June 30, 2021 (UMI), and the related notes and schedules and to the reference to our Firm as the Fund’s “independent registered public accounting firm”.

/s/ Spicer Jeffries LLP

Denver, Colorado

October 26, 2021